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                                                                     EXHIBIT 2.1




                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                         FLEXTRONICS INTERNATIONAL LTD.,

                           CHATHAM ACQUISITION CORP.,

                                       AND

                           CHATHAM TECHNOLOGIES, INC.


                                  JULY 31, 2000


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                      AGREEMENT AND PLAN OF REORGANIZATION


        This Agreement and Plan of Reorganization (this "AGREEMENT") is entered into as of July 31, 2000 by and among Flextronics International Ltd., a Singapore company ("PARENT"), Chatham Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUB"), and Chatham Technologies, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub will merge with and into Company (the "MERGER"), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and the Certificate of Merger on terms and conditions consistent with the terms and conditions of this agreement (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the State of Delaware. The parties intend for the Merger to be treated as a non-taxable reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "CODE"), and to be accounted for as a pooling-of-interests transaction for financial accounting purposes.

        B. The Boards of Directors of Parent, Merger Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders, have approved the Merger and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

        C. Concurrently with the execution of this Agreement, the stockholders of Company listed on Exhibit A (collectively, the "SIGNIFICANT STOCKHOLDERS" and each individually, a "SIGNIFICANT STOCKHOLDER") and Parent are entering into the Voting Agreement, dated the date hereof, in the form of Exhibit B (the "VOTING AGREEMENT") and are executing Investment Representation Letters, dated the date hereof, in the form of Exhibit C (the "INVESTMENT REPRESENTATION LETTERS").

        D. Upon the effectiveness of the Merger, (i) all of the outstanding Class A common stock of Company, $0.01 par value per share (the "COMPANY COMMON STOCK") will be automatically converted into the right to receive, and shall be exchangeable for, Parent ordinary shares, $0.01 par value per share ("PARENT ORDINARY SHARES") in the manner and on the basis determined herein, (ii) options, warrants and other rights to purchase Company capital stock that are outstanding immediately prior to the effectiveness of the Merger will be converted into options, warrants and other rights to purchase Parent Ordinary Shares, and (iii) Merger Sub will be merged with and into Company, in each case, as provided in this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. PLAN OF REORGANIZATION

               1.1 The Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 6.1). The effective time of the Merger (the "EFFECTIVE TIME") will occur on the Closing Date (as

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defined in Section 6.1) at 10:00 a.m. or at such other date or time as Parent and Company may mutually agree. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Company in a statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of Delaware law.

               1.2 Conversion and Exchange of Shares.

                      (a) Conversion of Merger Sub Stock. At the Effective Time, each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (as defined below). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

                      (b) Company. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without further action on the part of any holder thereof, be automatically converted into the right to receive, and shall be exchangeable for (subject to Sections 1.2(d), 1.2(f) and 1.3), (i) at the Effective Time, that number of fully paid and nonassessable Parent Ordinary Shares obtained by multiplying each such share of Company Common Stock by the Company Exchange Ratio (the "COMPANY NUMBER") and then subtracting from the Company Number the Company Hold-Back Number (determined in accordance with Section 1.2(c) hereof), and (ii) on the first annual anniversary of the Closing Date (the "RELEASE DATE"), the Company Hold-Back Number of Parent Ordinary Shares, subject to
Section 10.3 hereof; provided, however, that each share of Company Common Stock that is held in the treasury of Company shall not be so converted but shall be cancelled and retrieved and no consideration shall be delivered in exchange therefor. The Parent Ordinary Shares will be allotted and issued to the stockholders of Company (collectively, the "COMPANY STOCKHOLDERS"), in each case in exchange for all of the issued and outstanding Company Capital Stock (as defined below).

                      (c) Definitions. The "COMPANY EXCHANGE RATIO" equals the quotient obtained by dividing (i) 8,331,893 Parent Ordinary Shares, less the number of Parent Ordinary Shares necessary to equal the aggregate cost of any Refinancing Fees (as defined in Section 4.1(c)(i)) payable pursuant to this transaction (to be determined by dividing any Refinancing Fees by the Parent Average Price Per Share, rounded down to the nearest whole Parent Ordinary Share), divided by (ii) the total number of shares of Company Capital Stock as of the Effective Time; provided, however, that the quotient shall not be reduced by such Refinancing Fees if the Closing has not occurred by August 31, 2000 due to a failure of Parent to fulfill any obligation under this Agreement and such failure is the cause or results in the failure of the Closing to occur on or prior to August 31, 2000. The term "PARENT AVERAGE PRICE PER SHARE" equals the average of the closing price per share of Parent Ordinary Shares (in U.S. dollars) as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Parent Ordinary Shares are then traded or quoted) and reported in The Wall Street Journal averaged over the twenty (20) trading days prior to the date that is five (5) trading days before the Closing Date. The term "COMPANY CAPITAL STOCK" means the outstanding shares of Company Common Stock and any other classes and series of common and preferred stock of Company, in each case on a fully diluted, as-converted basis and as of the Effective Time, including, without limitation or



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duplication, all shares of such stock that are issuable upon the exercise of any outstanding convertible stock, options, warrants and other rights thereto (whether or not such rights are vested or exercisable as of the Effective Time). Subject to adjustment pursuant to Section 1.2(d) below, the "COMPANY HOLD-BACK NUMBER" equals ten percent (10%) of the Company Number. The term "COMPANY HOLD-BACK SHARES" means the total number of Parent Ordinary Shares to be issued to Company Stockholders on the Release Date pursuant to Section 1.2(b), reduced as, and to the extent, set forth in Section 10.3.

                      (d) Adjustments for Capital Changes. If, between the date hereof and the Effective Time (as to the Parent Ordinary Shares to be issued at the Effective Time), or between the date hereof and the Release Date (as to the Hold-Back Shares), Parent (i) recapitalizes either through a split-up of its outstanding shares into a greater number of shares, or through a combination of its outstanding shares into a lesser number of shares, (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Company Exchange Ratio will be adjusted appropriately.

                      (e) Continuation Of Vesting And Repurchase Rights. If any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company, upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company), as the case may be, under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the Parent Ordinary Shares issued upon the conversion of such shares of Company Capital Stock in the Merger will, subject to compliance with applicable laws, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Parent Ordinary Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                      (f) Fractional Shares. No fractional Parent Ordinary Shares will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) will receive from Parent, promptly after the Effective Time or the Release Date (as the case may be), an amount of cash equal to the last sale price on the Nasdaq National Market of Parent Ordinary Shares on the last trading day prior to the Effective Time (the "CONVERSION PRICE"), multiplied by the fraction of a Parent Ordinary Share to which such holder would otherwise be entitled at the Effective Time or the Release Date (as the case may be).



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               1.3 Dissenting Shares. Holders of Dissenting Shares (if any) will be entitled to their appraisal rights under Section 262 of the Delaware General Corporation Law ("DELAWARE LAW") with respect to such Dissenting Shares and such Dissenting Shares will not be converted into Parent Ordinary Shares in the Merger; provided, however, that nothing in this Section 1.3 is intended to remove, release, waive, alter or effect any of the conditions to Parent's and Merger Sub's obligations to consummate the Merger set forth in Section 8.11, or any other provision of this Agreement relating to Dissenting Shares. Shares of Company Common Stock that are outstanding immediately prior to the Effective
Time of the Merger and with respect to which dissenting stockholders' rights of appraisal under Delaware Law have either (a) not been properly exercised and perfected or (b) with the consent of Company, been withdrawn, will, when such dissenting stockholders' rights can no longer be legally exercised under Delaware Law, be converted into Parent Ordinary Shares as provided in Section 1.2(b). "DISSENTING SHARES" means any shares of Company Capital Stock that (i) are outstanding immediately prior to the Effective Time and (ii) with respect to which dissenters' rights to obtain payment for such dissenting shares in accordance with Section 262 of Delaware Law have been duly and properly exercised and perfected in connection with the Merger.

               1.4 Company Stock Options.

                      (a) At the Effective Time, each of the then outstanding Company Options shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase that number of Parent Ordinary Shares (a "PARENT OPTION") obtained by multiplying each share of Company Common Stock in the relevant Company Option by the Company Exchange Ratio. If the foregoing calculation results in a Company Option being exercisable for a fraction of a Parent Ordinary Share, then the number of Parent Ordinary Shares subject to such option shall be rounded down to the nearest whole number of shares. The exercise price of each Parent Option shall be equal to the exercise price of the Company Option from which such Parent Option was converted divided by the Company Exchange Ratio, rounded up to the nearest whole cent, provided that if such calculation would result in the exercise price of any Parent Option being less than the par value of a Parent Ordinary Share, the exercise price shall be the par value of such Parent Ordinary Share. Except as otherwise set forth in this Section 1.4, the term and vesting schedule, status as an "INCENTIVE STOCK OPTION" under
Section 422 of the Code, if applicable, and all the terms and conditions of Company Options will, to the extent permitted by law, be unchanged. An optionholder's continuous employment with Company shall be credited as employment with Parent for purposes of vesting of the Parent Options. Other than Company Options that shall become vested and exercisable pursuant to acceleration provisions not entered into in contemplation of the Merger, no Company Options shall become vested or exercisable solely as a result of the Merger. Company and Parent will take or cause to be taken, all actions that are necessary, proper, or advisable under the Stock Plans to make effective the transactions contemplated by this Section 1.4. "COMPANY OPTIONS" means any option or warrant granted and not exercised or expired, to a current or former employee, director or independent contractor of Company or any of its subsidiaries or any predecessor thereof or to any other party to purchase Company Common Stock pursuant to any stock option, warrant, stock bonus, stock award or stock purchase plan, program or arrangement of Company or any of its subsidiaries or any predecessor thereof (collectively, the "STOCK PLANS") or any other contract or agreement entered into by Company or any of its subsidiaries.



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                      (b) Parent shall take all corporate action necessary to
reserve for issuance a sufficient number of Parent Ordinary Shares for delivery pursuant to the terms set forth in this Section 1.4. Parent shall promptly cause the Parent Ordinary Shares issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to an effective registration statement on Form S-8 (or successor form) promulgated by the U.S. Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT") and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Parent Options remain outstanding and Parent Ordinary Shares are registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT"). Notwithstanding the foregoing, Parent shall not be obligated to register or maintain the registration under the 1933 Act of the issuance of any Parent Ordinary Shares that are subject to a Parent Option held by a person who is ineligible to have such person's securities registered on Form S-8 (or successor form).

               1.5 Effects of the Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Company and Company will be the surviving corporation in the Merger (the "SURVIVING CORPORATION") pursuant to the terms of the Certificate of Merger; (b) the Certificate of Incorporation and Bylaws of Merger Sub will continue unchanged and be the Certificate of Incorporation and Bylaws of the Surviving Corporation; (c) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive, and shall be exchangeable for Parent Ordinary Shares as provided in
Section 1.2(b) and subject to Section 1.3; (d) the directors and executive officers of Merger Sub will become the directors and executive officers of the Surviving Corporation; (e) the Surviving Corporation will become a wholly-owned subsidiary of Parent; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

               1.6 Further Assurances. Company agrees that if, at any time after the Effective Time, Parent considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Merger Sub or Parent, title to any property or rights of Company as provided herein, Parent and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Merger Sub or Parent, and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise. The parties further agree that, upon Parent's request, the parties will amend this Agreement to cause Company to merge into Merger Sub, or to cause Company to merge into a different direct or indirect subsidiary of Parent, provided that such amendment does not adversely affect the nature of the Merger as a non-taxable reorganization under the Code.

               1.7 Securities Law Issues; Registration Rights. Based in part on the representations of Company Stockholders made in the Investment Representation Letters, the Parent Ordinary Shares to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and exemptions from qualification under applicable state securities laws. Parent and Company Stockholders will enter into the Registration Rights Agreement in the form of Exhibit D with respect to the Parent Ordinary Shares to be issued to Company Stockholders.



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               1.8 Tax-Free Reorganization. The parties intend that the Merger shall constitute a non-taxable reorganization within the meaning of Section 368(a)(1)(B) of the Code.

               1.9 Pooling Accounting. The parties intend that the Merger be treated as a pooling-of-interests transaction for financial accounting purposes.

        2. REPRESENTATIONS AND WARRANTIES OF COMPANY

               Except as set forth in the Disclosure Schedule attached hereto (which, subject to Section 11.17, shall specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception), and subject to the limitations of liability set forth in Section 10.2, Company hereby represents and warrants that:

               2.1 Organization and Good Standing; Subsidiaries. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (each such jurisdiction being listed on Schedule 2.1), except to the extent that any such failure to qualify would not individually or in the aggregate have a Material Adverse Effect (as defined in Section 2.5).

               2.2 Power, Authorization and Validity.

                      (a) Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Company is or will be a party that are required to be executed pursuant to this Agreement (the "COMPANY ANCILLARY AGREEMENTS"). This Agreement and the Company Ancillary Agreements have been duly and validly approved by Company.

                      (b) No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental authority or court is necessary to enable Company to enter into, and to perform their respective obligations under, this Agreement, the Company Ancillary Agreements except for
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and notifications as may be required to be made by Company in connection with the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration of applicable waiting periods under the HSR Act; and (iii) consents required under contracts disclosed in Schedule 2.5.

                      (c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Company Ancillary Agreements will not be effective until the date provided for therein.



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               2.3 Capitalization.

                      (a) Authorized/Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely of 33,805,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. A total of 7,327,565 shares of Class A Common Stock and a total of 195,000 shares of Class B Common Stock are issued and outstanding as of the date of this Agreement, all of which are held of record and owned by Company Stockholders on the date of this Agreement. A total of 37,508 shares of Series A Preferred Stock, par value $0.01 per share, 12,000 shares of Series B Preferred Stock, par value $0.01 per share, 4,680 shares of Series C Preferred Stock, par value $0.01 per share, and 18,000 shares of Series D Preferred Stock, par value $0.01 per share (together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "COMPANY PREFERRED STOCK"), are issued and outstanding as of the date of this Agreement, all of which are held of record and owned by Company Stockholders on the date of this Agreement. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each of the Company Stockholders are set forth in Schedule 2.3(a) to this Agreement. All issued and outstanding shares of Company Preferred Stock (except the Series C Preferred Stock which shall be contribution to the capital of Company at or prior to the Closing) shall be converted into Company Common Stock immediately prior to the Effective Time, in accordance with Company's Certificate of Incorporation, as currently in effect. No equity securities of Company shall be issued and outstanding at the Effective Time other than Company Common Stock and outstanding Company Options disclosed in Schedule 2.3(b). All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Company in compliance with all requirements of applicable laws. There is no liability for dividends accrued and unpaid by Company. The vote required to approve this Agreement, the Merger and the transactions contemplated hereby is a majority of the Common Stock and Preferred Stock, voting together.

                      (b) Options/Rights. Company has reserved an aggregate of 3,500,000 shares of Company Common Stock for issuance pursuant to the Stock Plans (including shares subject to outstanding Company Options). A total of 2,164,531 shares of Company Common Stock are subject to Company Options as of the date of this Agreement and will be subject to outstanding options as of the Closing Date, subject to the exercise of outstanding Company Options. Schedule 2.3(b) sets forth for each holder of Company Options (i) the name of such holder, (ii) the exercise price of the Company Options, (iii) the vesting schedule for the Company Options, and (iv) whether the exercisability of the Company Options will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any. The Merger will not result in the termination of any Company Options. Except for Company Options and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights, or other restrictions applicable to any outstanding securities of Company.



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               2.4 Subsidiaries. Except as set forth in Schedule 2.4, Company has no Subsidiaries (as defined below) or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, joint venture, limited liability company or other business entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity. "SUBSIDIARY" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity. Each of the Subsidiaries listed on
Schedule 2.4 is duly organized, validly existing, and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction identified on Schedule 2.4, and has the requisite power and authority to conduct its business as it is presently being conducted. No other corporate proceedings on the part of any Subsidiary of Company are necessary to authorize this Agreement and the transactions contemplated hereby. Schedule 2.4 contains a true, correct and complete list of all jurisdictions in which each Subsidiary of Company is qualified to do business. Each of the Subsidiaries of Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on such Subsidiary. Company owns of record and beneficially all of the issued and outstanding capital or other stock of each Subsidiary set forth on Schedule 2.4 free and clear of any encumbrances.

               2.5 No Violation of Certificate of Incorporation or Existing Agreements. Neither the execution and delivery of this Agreement nor the Company Ancillary Agreements, as contemplated hereby, nor the consummation of the transactions provided for herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Certificate of Incorporation or Bylaws of Company, as currently in effect, (b) any material instrument, contract, agreement, permit, mortgage or license to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their assets is bound, or (c) any judgment, writ, decree, order, statute, rule or regulation applicable to Company or any of its Subsidiaries or any of their assets or properties. Except as set forth in Schedule 2.5, the Merger will not require the consent of any third party and will not have any Material Adverse Effect (as defined below) upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements. "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" with respect to an entity means any circumstance, change in or effect on such entity and its Subsidiaries, taken as a whole, that, individually or in aggregate with any other circumstances, changes in, or effects on such entity and its Subsidiaries taken as a whole, (i) is or is reasonably likely to be materially adverse to the financial condition, business, properties or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) is reasonably likely to adversely effect the ability of such entity to consummate the transactions contemplated hereby, except to the extent that any such circumstance, change in or effect on such entity results solely from changes in the trading price for such entity's capital stock.

               2.6 Litigation. There is no action or proceeding pending or, to the Company's knowledge (as defined below), investigation pending or action, proceeding or investigation threatened against Company or any of its Subsidiaries before any court or administrative agency that if determined adversely to Company or such Subsidiary, as applicable, may reasonably be



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expected to have a Material Adverse Effect on Company and its Subsidiaries,
taken as a whole, or in which the adverse party or parties seek to recover in excess of $250,000 against Company or any of its Subsidiaries. To the Company's knowledge, there is no basis for any person, firm, corporation or entity to assert a claim against Company (or Parent, Merger Sub or the Surviving Corporation as a successor in interest to Company) based upon: (a) ownership or rights to ownership of any shares of Company Capital Stock, (b) any rights as a securities holder of Company, including, without limitation, any option or other right to acquire any shares of Company Capital Stock, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Company and any securities holder or former securities holder in such holder's capacity as such. "KNOWLEDGE" or any derivation thereof, when used with reference to (a) an individual, means the actual knowledge after due inquiry of such individual, or (b) a person that is not an individual, means the collective actual knowledge of the officers and directors of such party after due inquiry of such officers and directors of such party.

               2.7 Company Financial Statements. Company has delivered to Parent its audited balance sheets as of October 2, 1999 and its audited income statement and statement of cash flows for the years then ended, and its unaudited balance sheet as of July 1, 2000 and its unaudited income statement and statement of cash flows for the nine-month period then ended (collectively, the "FINANCIAL STATEMENTS"), a copy of each of which is included as Schedule
2.7. The Financial Statements (a) are in accordance with the books and records of Company and (b) fairly and accurately represent the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except, in the case of unaudited Financial Statements, for the absence of notes and immaterial year-end adjustments. Company has not incurred any debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, except for those reflected in the Financial Statements or those incurred after July 1, 2000 (the "BALANCE SHEET DATE") in the ordinary course of Company's business, consistent with past practice.

               2.8 Company Financial Projections. Company has delivered to Parent financial projections for each quarter in the period from July 2, 2000 to March 31, 2001 (the "FINANCIAL PROJECTIONS"), a copy of each of which is included as Schedule 2.8. The Financial Projections have been prepared in good faith by Company based upon reasonable assumptions at the time made and represent Company's best good faith estimates at the time made as to its future results of operations.

               2.9 Taxes. Company and each of its Subsidiaries has filed all tax and information returns required to be filed prior to the date of this Agreement, has paid all taxes required to be paid in respect of all periods prior to the date hereof for which returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements or, with respect to taxes that are not yet due on or prior to July 1, 2000 and which have become due thereafter, adequate reserves have been established by Company prior to the Closing. Neither Company nor any of its Subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid except to the extent adequate reserves have been established in the Financial Statements. As of the date of this Agreement, no tax return of Company or any Subsidiary thereof has ever been audited by the Internal Revenue Service or any other taxing agency or authority. For the purposes of this Section 2.9, the terms "TAX" and "TAXES" include all income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Neither Company nor any of its Subsidiaries is obligated to make any excess parachute payment, as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to Company.

               2.10 Title to Properties; Condition of Equipment and Property. Company and its Subsidiaries have good and marketable title to all of the assets used in their business or shown on the balance sheet as of the Balance Sheet Date included in the Financial Statements, free and clear of all liens, charges, encumbrances or restrictions (other than for taxes not yet due and payable and Permitted Liens as defined below), other than (a) such assets, set forth on
Schedule 2.10, as were sold in the ordinary course of business consistent with past practice since the Balance Sheet Date, (b) assets sold after the date of this Agreement in compliance with Section 4.1 hereof, and (c) assets which are subject to capitalized leases or otherwise leased by Company or one of its Subsidiaries. In the opinion of Company, such assets are sufficient for the continued operation of the business of Company and its Subsidiaries consistent with current practice. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon or is listed on Schedule 2.10 or liens incurred after the date of this Agreement that are permitted under Section 4.1(c)(iii). All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective and afford Company or a Subsidiary thereof peaceful and undisturbed possession of the subject matter of the lease in all material respects. Neither Company nor any Subsidiary thereof is in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Company has not received any notice of such violation with which it has not complied in all material respects. All of the buildings and fixtures on owned real property were constructed in accordance with all applicable laws and Company or a Subsidiary thereof has adequate rights of ingress and egress into the owned real property for the operation of its business. The machinery and equipment (the "EQUIPMENT") owned or leased by Company and its Subsidiaries are (a) suitable for the uses to which they are currently employed, (b) in generally good operating condition, normal wear and tear excepted, (c) regularly and properly maintained, and (d) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice.

               2.11 Absence of Certain Changes. Since the Balance Sheet Date, Company and its Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Company or any of its Subsidiaries, (except, with respect to Section 2.11 (b), (c), (d), (k) or (l), actions that occur after the date of this Agreement that are permitted under Section 4.1(c)):

                      (a) any change in the financial condition, properties, assets, liabilities, business or results of operations, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business consistent with past practice, has had or can reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole or on their ability to conduct their business as presently conducted, or that is reasonably likely to impede the execution, delivery or performance by Company of this Agreement and/or the Company Ancillary Agreements;

                      (b) any contingent liability incurred as guarantor or surety with respect to the obligations of others, except for the endorsement of checks and other investments in the ordinary course of business not in excess of $250,000 individually or $500,000 in the aggregate;

                      (c) any mortgage, encumbrance or lien placed on any of its properties or granted with respect to any of its assets which exceeds $250,000;

                      (d) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Company or any of its Subsidiaries other than sales of inventory and purchase of raw materials in the ordinary course of business consistent with past practice;

                      (e) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Company or its Subsidiaries;

                      (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, any split, stock dividend, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition by Company of its capital stock;

                      (g) any material labor dispute or claim of unfair labor practices;

                      (h) any significant change with respect to employees of Company and its Subsidiaries with the title of vice president (or any position senior thereto) or any employee who is the general manager (or in a position with similar responsibilities) of a facility ("MANAGEMENT EMPLOYEES");

                      (i) any material modification of the benefits payable or to become payable to any of Company's and its Subsidiaries' directors or employees, or any increase in the compensation payable or to become payable to any of Company's and its Subsidiaries' directors or employees, or any bonus payment or arrangement made to or with any of such directors or employees, except (1) in the case of employees who are not officers or directors of Company, salary increases (not in excess of 10% for any individual) and/or bonus payments in the ordinary course of business consistent with past practice, and
(2) any changes in any law or regulation governing the foregoing;

                      (j) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of

Company's or its Subsidiaries' employees except with respect to any changes in any law or regulation governing the foregoing;

                      (k) any making of any loan, advance or capital contribution to, or investment in, any person other than (i) travel loans or advances made in the ordinary course of business consistent with past practice of Company and its Subsidiaries and (ii) other loans and advances to persons who are not officers, directors, stockholders or affiliates of the Company in an aggregate amount which does not exceed $250,000 outstanding at any time;

                      (l) any entry into, amendment of, relinquishment, termination or nonrenewal by Company or any of its Subsidiaries of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to Company or any of its Subsidiaries in excess of $250,000 individually or $500,000 in the aggregate other than purchases of raw materials and sales of products and inventory in the ordinary course of business;

                      (m) any payment or discharge of a material lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Financial Statements or (ii) incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date; or

                      (n) any obligation or liability incurred by Company to any of its officers, directors or stockholders, except normal compensation and expense allowances payable to officers in the ordinary course of business or agreements entered into with officers disclosed to Parent in Schedule 2.12 and except normal expense allowances payable to directors in the ordinary course of business.

               2.12 Agreements and Commitments. Except as set forth on Schedule
2.12 and except for any agreement that is permitted by Section 4.1(c) and entered into after the date of this Agreement, neither Company nor any of its Subsidiaries is a party or subject to any oral or written executory agreement, contract, obligation or commitment that is material to Company or its Subsidiaries, its financial condition or business, including but not limited to the following:

                      (a) any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to Company or its Subsidiaries with a Significant Customer (as defined in Section 2.24) or a Significant Supplier (as defined in Section 2.25);

                      (b) any license agreement under which Company or its Subsidiaries is licensor; or under which Company or its Subsidiaries is licensee (except for standard "SHRINK WRAP" licenses for off-the-shelf software products);

                      (c) any agreement by Company or its Subsidiaries to encumber, transfer or sell rights in or with respect to any Intellectual Property (as defined in Section 2.13 below);

                      (d) any agreement for the sale or lease of real or personal property other than sales of inventory in the ordinary course of business consistent with past practice;

                      (e) any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, volume purchase agreement or other agreement for the distribution or sale of Company's or its Subsidiaries' products (other than individual purchase orders in the ordinary course of business consistent with past practice);

                      (f) any franchise agreement;

                      (g) any stock redemption or purchase agreement;

                      (h) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                      (i) any instrument evidencing indebtedness for borrowed money or guarantees thereof;

                      (j) any contract containing covenants purporting to limit Company's freedom to compete in any line of business in any geographic area;

                      (k) any agreement of indemnification other than standard warranties in connection with the sale of products and/or services in the ordinary course of business consistent with past practice;

                      (l) any agreement, contract or commitment relating to capital expenditures and which involves future payments in excess of $250,000;

                      (m) any agreement, contract or commitment relating to the disposition or acquisition of any assets (other than Inventory, as defined in Section 2.26) by Company or its Subsidiaries or any Intellectual Property, which involves payments individually in excess of $250,000 or in the aggregate in excess of $500,000 in the ordinary course of business consistent with past practice; or

                      (n) any purchase order or contract for the purchase of raw materials which involves payments individually in excess of $250,000 or in the aggregate in excess of $500,000 in the ordinary course of business consistent with past practice.

                      All agreements, contracts, obligations and commitments listed in Schedules 2.12, 2.13 and 2.16. (collectively "MATERIAL AGREEMENTS"), are valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any material term of any Material Agreement, nor will Company or any of its Subsidiaries be in breach of or default under any such term after giving effect to the Merger. To the knowledge of the Company, as of the date of this Agreement, no other party is in breach of or default under any material term of any Material Agreement, nor will any other party be in breach of or default under any such term after giving effect to the Merger. To the knowledge of Company, no party to any such Material Agreement intends to cancel, withdraw, modify or amend such Material Agreement. A true and complete copy of each Material Agreement has been delivered to Parent or Parent's counsel.

                      Neither Company nor any of its Subsidiaries is a party to any Material Agreement or any other agreement, contract or instrument with any customer, supplier, landlord or labor union or association that (i) contains any provision that is or could reasonably be expected to become materially burdensome to Company or such Subsidiary, other than provisions that are in the ordinary course of Company's businesses and are consistent with industry practice; (ii) provides for the reduction of prices charged by Company or any of its Subsidiaries to any Significant Customer (as defined in Section 2.24) for its products or services other than price reductions that are substantially proportionate to reductions in the related costs (but including, without limitation, any "MOST FAVORED CUSTOMER" provisions); (iii) provides for any increases in the prices to be paid by Company or any of its Subsidiaries to any Significant Supplier (as defined in Section 2.25) for any products or services; or (iv) provides for any warranty or similar obligations with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Company or any of its Subsidiaries.

               2.13 Intellectual Property. Company and its Subsidiaries own all right, title and interest in, or have the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of their respective business as presently conducted ("INTELLECTUAL PROPERTY"). Set forth on Schedule 2.13 is a true and complete list of all copyright and trademark registrations and applications and all patents and patent applications for Intellectual Property owned by Company or its Subsidiaries. Company is not aware of any material loss, cancellation, termination or expiration of any such registration or patent. The business of Company and its Subsidiaries does not cause Company or any of its Subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Company has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person. There are no royalties, fees or other payments payable by Company or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property. Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by Company or any of its Subsidiaries or currently under development by Company or any of its Subsidiaries violates any license or agreement between Company or any of its Subsidiaries and any third party. Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Intellectual Property. Company is not aware of any infringement of any Intellectual Property by any third party.

               2.14 Compliance with Laws. Company and each of its Subsidiaries is in compliance with and will be as of the Closing Date in compliance in all material respects with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Company or any of its Subsidiaries or to any of their Subsidiaries. Each of Company and its Subsidiaries has received all material permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted, and there exists no current default under or violation of any such permit or approval. Schedule 2.14 includes a summary of all violations of, or conflicts with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree, and all allegations of any such violations, of which Company or any of its Subsidiaries has received notice from each such governmental entity since the Company's inception.

               2.15 Certain Transactions and Agreements. No person who is an officer, director of Company or any Subsidiary thereof, or a beneficial owner of more than five percent of the capital stock of the Company on a fully-diluted, as converted basis, and no member of any officer's, director's or five percent stockholder's immediate family or affiliate of any such five percent stockholder, (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Company or Parent (except with respect to any interest held by any institutional investor in publicly traded securities held for investment purposes), (b) is directly or indirectly interested in any material contract or informal arrangement with Company or any Subsidiary thereof, except for compensation for services as an officer, director or employee of Company or any Subsidiary thereof as listed in Schedule 2.15, (c) has any interest in any property, real or personal, tangible or intangible, used in the business of Company or any of its Subsidiaries, except for the normal rights of a stockholder, or (d) has, either directly or indirectly, a material interest in:
(i) any person or entity which purchases from or sells, licenses or furnishes to Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Company or any Subsidiary thereof is a party or by which it may be bound or affected.

               2.16 Employees.

                      (a) Neither Company nor any of its Subsidiaries is subject to any collective bargaining agreements. Company and it Subsidiaries each has good labor relations, and Company has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations or those of any Subsidiary, and Company has no knowledge that any of the Management Employees, or any significant number of other employees, intends to leave Company's employ or the employ of any of its Subsidiaries. Between January 1, 2000 and the date of this Agreement, to Company's knowledge, no Management Employee of Company or any of its Subsidiaries, or significant number of other employees of Company or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with Company or any Subsidiary. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any employees of Company or any of its Subsidiaries and there are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Company. Company is in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including without limitation, ERISA (as defined below), the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law).

                      (b) Schedule 2.16 contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Company and its Subsidiaries (the "EMPLOYEE PLANS"), including, without limitation, all "EMPLOYEE BENEFIT PLANS" as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). Company has delivered true and complete copies or descriptions of all the Employee Plans to Parent's counsel. Each of the Employee Plans and its operation and administration are in all material respects in compliance with all applicable laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Company has made available to Parent a true and complete copy of, to the extent applicable, (a) the most recent annual report (Form 5500) with respect to each Employee Plan that is subject to ERISA reporting requirements, (b) each trust agreement related to the Employee Plans,
(c) the most recent summary plan description for each Employee Plan for which such a description is required, (d) the most recent actuarial report relating to any Employee Plan subject to Title IV of ERISA, and (e) the most recent United States Internal Revenue Service determination letter issued with respect to any Employee Plan. In addition, within the past five (5) years, neither Company nor any of its Subsidiaries has ever been a participant in any "PROHIBITED TRANSACTION," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which it sponsors as employer or in which it participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. No assets held under any Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All Employee Plans, to the extent applicable, are in material compliance, with (a) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (b) the Americans with Disabilities Act of 1990, as amended, and (c) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder. All individuals who, pursuant to the terms of any Employee Plans, are entitled to participate in the Employee Plans, currently are participating in such Employee Plans or have been offered an opportunity to do so. No employee of Company or any of its Subsidiaries, and no person subject to any health plan of Company or any of its Subsidiaries has made medical claims through such health plan during the twelve (12) months preceding the date hereof for more than $250,000 or more in the aggregate for which Company is responsible, or has any catastrophic illness.

                      (c) No employee of Company or any of its Subsidiaries is in material violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Company or any Subsidiary or to use trade secrets or proprietary information of others, and the employment of any employee of Company or any Subsidiary does not subject it to any material liability to any third party.

                      (d) Except as set forth in Schedule 2.16, neither Company nor any of its Subsidiaries is a party to any (i) agreement with any of its executive officer or other key employee of (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Company nor any of its Subsidiaries has any obligations to pay any amounts, or provide any benefits, to any former employees or officers, other than obligations for which the Company has established a reserve on its balance sheet as of July 1, 2000 included in the Financial Statements, which reserve is in an amount equal to the amount of such obligations, and other than obligations pursuant to agreements entered into after the Balance Sheet Date and disclosed on Schedule 2.11.

                      (e) A list of all employees and officers of Company and its Subsidiaries and their current compensation as of the date of this Agreement is set forth on Schedule 2.16(e).

                      (f) All contributions due from Company or any of its Subsidiaries with respect to any of the Employee Plans and all employee social security contributions have been made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Balance Sheet Date as a result of operations of Company and its Subsidiaries after the Balance Sheet Date, all of which have been paid or will be paid in the ordinary course of business consistent with past practice.

               2.17 Corporate Documents. Company has provided to Parent's counsel complete and correct copies of all documents as of the date of this Agreement identified in the Disclosure Schedule to this Agreement including, without limitation, the following: (a) copies of its Certificate of Incorporation and Bylaws as currently in effect; (b) copies of its minute book containing records of all proceedings, consents, actions and meetings of Company's directors, committees of the board of directors and stockholders; (c) copies of its stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements; (d) copies of the Material Agreements and all amendments thereto; and (e) all material permits, orders and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders and consents.

               2.18 No Brokers. Neither Company nor any of its Subsidiaries is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein.

               2.19 Disclosure. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Company to Parent and are specifically referenced in this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

               2.20 Books and Records. The books, records and accounts of Company and its Subsidiaries (a) are in all material respects true and complete,
(b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries, and (d) accurately and fairly reflect in all material respects the basis for the Financial Statements. Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               2.21 Insurance. Company and each of its Subsidiaries maintain fire, casualty and liability insurance as listed on Schedule 2.21. Company and each of its Subsidiaries has maintained such insurance coverage at all times since the later of August 18, 1997 and in the case of a Subsidiary acquired thereafter, the date on which it became a Subsidiary of Company. All premiums heretofore payable under all such policies and bonds have been paid and Company and each Subsidiary thereof is in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage) and all such policies are in full force and effect. Company knows of no threatened termination of, or premium increase with respect to, any of such policies.

               2.22 Environmental, Health, and Safety Matters.

                      (a) Company and its predecessors and affiliates and Subsidiaries have complied and are in compliance with all Environmental, Health, and Safety Requirements. For purposes of this Agreement, "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all applicable statutes, regulations, ordinances and other provisions having the force or effect of applicable law, all judicial and administrative orders and determinations, all contractual obligations and all law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                      (b) No Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., is in or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state list of sites requiring investigation or cleanup. "SITE" means any of the real properties currently or previously owned, leased, used or operated by Company, any Subsidiary of Company, any prior Subsidiary of Company, any predecessors of Company or any entities previously owned by Company, including all soil, subsoil, surface waters and groundwaters thereat.

                      (c) Company and predecessors or affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                      (d) None of the following exists at any Site: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or
(iv) landfills, surface impoundments, or disposal areas.

                      (e) Company and its predecessors or affiliates and Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements. To Company's knowledge, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations of Company for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called "TRANSACTION TRIGGERED" or "RESPONSIBLE PROPERTY TRANSFER" or Environmental, Health and Safety Requirements.

                      (f) Company and its predecessors or affiliates and Subsidiaries have not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements.

                      (g) To Company's knowledge, no facts, events or conditions relating to any Site will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                      (h) Company has provided to Parent complete copies of each of the environmental studies, reports and documents listed on Schedule 2.22(h), which to Company's knowledge are the only written studies, compliance reviews, audits and reports prepared for Company by environmental consulting or engineering firms with respect to any Site.

               2.23 Product and Service Warranties. Between October 2, 1999 and the date of this Agreement, Company and its Subsidiaries have not experienced any product or service warranty claims materially greater than the same type of claims reflected in the Financial Statements for a comparable period in the previous fiscal year ended October 2, 1999.

Company's and its Subsidiaries' obligations with respect to defects in materials or workmanship is limited to an obligation to repair or replace the product in question. There is not presently nor has there been since October 2, 1999 any failure or defect in any product sold by Company or any of its Subsidiaries that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product.

               2.24 Customers; Backlog; Returns and Complaints. Neither Company nor any of its Subsidiaries has any outstanding material disputes concerning its goods and/or services with any customer who, in the year ended October 2, 1999 or the nine (9) months ended July 1, 2000, was one of the twenty (20) largest sources of revenues for Company and its Subsidiaries, based on amounts paid (a "SIGNIFICANT CUSTOMER") and Company has no knowledge of any material complaint on the part of any Significant Customer. Company has not received any information from any current Significant Customer that the customer will not continue as a customer of Company (or the Surviving Corporation) or its Subsidiary (as applicable) after the Closing or that any such customer intends to terminate or materially modify existing contracts or arrangements with Company (or the Surviving Corporation) or its Subsidiary (as applicable). Neither Company nor any of its Subsidiaries has had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company or any of its Subsidiaries.

               2.25 Suppliers. Neither Company nor any of its Subsidiaries has any outstanding material disputes concerning goods or services provided by any supplier who, in the year ended October 2, 1999 or the nine (9) months ended July 1, 2000, was one of the twenty (20) largest suppliers of goods and services to Company and its Subsidiaries, based on amounts paid ("SIGNIFICANT SUPPLIER"). Company has not received any material notice of a termination or interruption of any existing contracts or arrangements with any Significant Supplier. Company and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Company has no knowledge of any reason (other than changes in general economic conditions) why it and its Subsidiaries will not continue to have such access on commercially reasonable terms.

               2.26 Inventory. The inventory of Company and its Subsidiaries reflected in the Financial Statements (the "INVENTORY") was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. The Inventory is in all material respects of good and merchantable quality and is readily usable and salable in the ordinary course of Company's and its Subsidiaries' business, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, in the Financial Statements. All items included in such Inventory are owned by Company or a Subsidiary thereof, free and clear of all liens and encumbrances (except Permitted Liens), except for inventory sold by Company and its Subsidiaries in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date. All Inventory materially in excess of reasonable estimated requirements for Company and its Subsidiaries based on current operations for the next twelve (12) months are set forth on Schedule
2.26. For Inventory manufactured to customer specifications effectively rendering the Inventory salable only to that customer, the terms of the sales contracts applicable thereto require the customer to acquire such Inventory (to the extent of the quantity limits specified in such sales contracts) if it is manufactured and delivered in accordance with such sales contracts.

               2.27 Accounts Receivable. The receivables shown on the balance sheet of Company on the Balance Sheet Date arose in the ordinary course of business consistent with past practice and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the balance sheet of Company on the Balance Sheet Date. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of Company and its Subsidiaries. The receivables of Company and its Subsidiaries arising after the Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Company and its Subsidiaries. To the best knowledge of Company, none of its receivables is subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by Company or any of its Subsidiaries of any obligation or contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No person has any lien on any of such receivables (except Permitted Liens) and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule 2.27 sets forth an aging of accounts receivable of Company and its Subsidiaries in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Schedule 2.27 sets forth such amounts of accounts receivable which are subject to asserted warranty claims known to Company by customers and reasonably detailed information regarding asserted warranty claims known to Company made within the last year, including the type and amounts of such claims.

               2.28 Accounting Matters. Company is autonomous and, since May 31, 1998, has not been a subsidiary or division or another corporation or other entity. Company has not (a) issued any shares of its capital stock since May 31, 1998, (b) paid any dividends or effected any other distributions to its stockholders since May 31, 1998, (c) reacquired or purchased any shares of its capital stock since May 31, 1998, (d) changed any of its equity interests after May 31, 1998, or (e) sold significant assets since May 31, 1998; and the Significant Stockholders do not have any controlling interest or significant influence in a business similar to Parent or which is dependent on employees, assets or other resources of Company.

               2.29 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries or which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business of Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted in any material respect.

               2.30 Certain Payments. Since Company's inception, neither Company nor any Subsidiary thereof nor any officer or director thereof, has offered, paid, promised to pay, or authorized payment of, or given any money, gift or anything of value to (a) any governmental official or employee, (b) political party or candidate thereof, or (c) any person while knowing that all or a portion of such money or thing of value will be given or offered to any governmental official or employee or political party or candidate thereof; with the purpose of influencing any act or decision of the recipient in his or her official capacity or to induce the recipient to use his or her influence to affect an act or decision of a government official or employee.

               2.31 Bank Accounts. Schedule 2.31 sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Company and each of its Subsidiaries maintains as of the date hereof accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

               2.32 Debt. Schedule 2.32 accurately lists as of the date hereof all of Company's indebtedness for money borrowed ("DEBT"). All Debt may be prepaid at the Closing without penalty or other fees payable to the lenders under the terms of agreements governing the Debt.

               2.33 Amendments to Employment Agreements. Each of the persons listed on Schedule 2.33 has entered into an amendment to any employment agreement with Company or any of its Subsidiaries to which such person is a party (the "EMPLOYMENT AGREEMENT AMENDMENTS") providing that the Merger and related transactions do not constitute "Good Reason" or trigger any severance obligations on the part of Company under such agreement, and to amend the definition of "Cause" in such agreement.



        3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

               Parent and Merger Sub hereby represent and warrant as follows:

               3.1 Organization. Parent is a company duly organized and validly existing under the laws of Singapore and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in each jurisdiction in which such qualification is required. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

               3.2    Power, Authorization and Validity.

                      (a) Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the "PARENT ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Parent. Merger Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Merger Sub is or will be a party that are required to be executed pursuant to this Agreement (the "MERGER SUB ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Merger Sub.

                      (b) No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Parent and Merger Sub to enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Merger Sub Ancillary Agreements, except for:
(i) such post-closing filings as may be required to comply with Singapore, federal and state securities laws; (ii) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act; (iii) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Parent Ordinary Shares to be issued in the Merger; and (iv) the filing with the SEC and the effectiveness of any registration statement under the 1933 Act that is required to be filed by Parent after the Effective Time pursuant to the terms and conditions of this Agreement or the Registration Rights Agreement.

                      (c) This Agreement and the Parent Ancillary Agreements are, or when executed by Parent, will be, valid and binding obligations of Parent enforceable in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Parent Ancillary Agreements will not be effective until the later of the Effective Time or the date provided for therein. This Agreement and the Merger Sub Ancillary Agreements are, or when executed by Merger Sub, will be, valid and binding obligations of Merger Sub enforceable in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Merger Sub Ancillary Agreements will not be effective until the later of the Effective Time or the date provided for therein.

               3.3 No Violation of Articles or Existing Agreements. Neither the execution and delivery of this Agreement nor any Parent Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Memorandum and Articles of Association of Parent, as currently in effect, (b) in any material respect, any material agreement, instrument, permit, mortgage, license or contract to which Parent is a party or by which Parent is bound, or
(c) except as would not have a Material Adverse Effect on Parent, any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or its respective assets or properties. Neither the execution and delivery of this Agreement nor any Merger Sub Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Merger Sub, as currently in effect, or
(b) except as would not have a Material Adverse Effect on Merger Sub, any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Merger Sub or its assets or properties.

               3.4 Litigation. Except as set forth in the Parent Disclosure Package (as defined below), there is no action, claim, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries before any court or administrative agency that, if determined adversely to Parent or any Subsidiary thereof, may reasonably be expected to have a Material Adverse Effect on Parent.

               3.5 Absence of Certain Changes. Since March 31, 2000, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of Parent, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business consistent with past practice, has had or can reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or that could impede the execution, delivery or performance by Parent or Merger Sub of this Agreement and/or the Parent Ancillary Agreements or the Merger Sub Ancillary Agreements.

               3.6 Disclosure. Parent has furnished to Company an investor disclosure package consisting of Parent's annual report on Form 10-K, for the fiscal year ending March 31, 2000, all Forms 10-Q and 8-K, as amended, filed by Parent with the U.S. Securities and Exchange Commission (the "SEC") since March 31, 2000 and up to the date of this Agreement and all proxy materials distributed to Parent's shareholders since March 31, 2000 and up to the date of this Agreement, in each case excluding any exhibits or attachments thereto (the "PARENT DISCLOSURE PACKAGE"). The documents in the Parent Disclosure Package (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the 1933 Act and the 1934 Act, as amended, and (b) when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the documents in the Parent Disclosure Package (the "PARENT FINANCIAL STATEMENTS") fairly and accurately represented in all material respects the consolidated financial condition of Parent as of their respective dates and Parent's consolidated results of operations for the respective periods specified therein in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments).

               3.7 Parent Ordinary Shares. The Parent Ordinary Shares to be allotted and issued pursuant to the Merger will be duly authorized, and when the share certificates in respect of such Parent Ordinary Shares are issued in accordance with the terms hereof, will be validly issued and credited as fully paid-up.

        4. PRECLOSING COVENANTS OF COMPANY

               4.1 During the period from the date of this Agreement until the Closing, Company covenants to and agree with Parent and Merger Sub as follows:

                      (a) Advice of Changes. Company will promptly advise Parent in writing, to the extent of the knowledge of its Chief Executive Officer or Chief Financial Officer, (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any Material Adverse Effect.

                      (b) Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. If Company becomes aware of a material deterioration in the relationship with any Significant Customer, Significant Supplier, officer or other Management Employee or significant number of other employees, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert all reasonable efforts to restore and retain the relationship. To the extent permitted by law, Company shall use all reasonable efforts to optimize its operations, including production and logistics, with Parent prior to the Closing. Following the expiration or early termination of the HSR Act waiting period, at Parent's request such cooperation may include joint customer calls and cooperation in setting sales, marketing and manufacturing strategies.

                      (c) Conduct of Business. Prior to the Closing, Company will (and will cause each of its Subsidiaries to) continue to conduct its business in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization and use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the foregoing, prior to the Closing, Company will not (and will cause its Subsidiaries to not) enter into any transaction or agreement, make any payment, or take any action, out of the ordinary course of business consistent with its past practices, without the prior written consent of an authorized representative of Parent (not to be unreasonably withheld), including, without limitation:

                             (i) borrow any money, except up to $50,000,000 (net
of any repayments) under Company's existing credit line with Parent (in accordance with its terms and conditions as in effect on the date hereof) for working capital and capital expenditures in the ordinary course of business, consistent with past practice; provided, however, that if the Closing does not occur by August 31, 2000, Company shall be able to borrow money to refinance its Debt, provided that any and all fees, costs and expenses related to such refinancing or the repayment of debt incurred in connection with such refinancing ("REFINANCING FEES") shall reduce the number of Parent Ordinary Shares issuable in connection with the Merger in the manner provided in Section 1.2(c).

                             (ii) enter into any transaction not in the ordinary
course of business consistent with past practices, or enter into any transaction in excess of $250,000, or make any commitment involving an expense of Company or any of its Subsidiaries or capital expenditure by Company or any of its Subsidiaries in excess of $250,000, or in excess of $500,000 in the aggregate, other than (A) purchases of raw materials in the ordinary course of business consistent with its past practice and on standard terms and (B) sales of inventory in the ordinary course of business consistent with past practices;

                             (iii) encumber or permit to be encumbered any of
its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                             (iv) dispose of any of its assets that have an
aggregate book value of $250,000 or more, except sales of inventory in the ordinary course of business consistent with past practice;

                             (v) enter into any material lease or contract for
the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice except transactions permitted by Section 4.1(c)(ii) or Section 4.1(c)(iv);

                             (vi) fail to maintain its equipment and other
assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                             (vii) pay or enter into any agreements or
commitments to pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant (except as is already accrued or pursuant to existing arrangements heretofore disclosed in writing to Parent and except salary increases (not in excess of 10% for any individual) who are not officers or directors of Company and/or bonus payments in the ordinary course of business consistent with past practice) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.16(b), or amend any such agreement or plan or any Employment Agreement Amendment;

                             (viii) change accounting methods or policies, or
revalue, write off or write up the value of any inventory, accounts receivable or other assets except as required by GAAP;

                             (ix) declare, set aside or pay any cash or stock
dividend (except the issuance of shares of Common Stock to holders of Company's Preferred Stock in accordance with Company's Certificate of Incorporation as currently in effect) or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                             (x) amend or terminate any contract, agreement or
license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                             (xi) lend any amount to any person or entity, other
than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

                             (xii) guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

                             (xiii) waive or release any material right or claim
except in the ordinary course of business, consistent with past practice;

                             (xiv) issue or sell any shares of Company Capital
Stock of any class or any other of its securities (other than pursuant to the conversion or exercise (as the case may be) of any existing security in accordance with the terms of such security, if permitted or required by this Agreement), or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                             (xv) split or combine the outstanding shares of its
capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                             (xvi) except for the Merger, merge, consolidate or
reorganize with, or acquire, any entity;

                             (xvii) amend its Certificate of Incorporation or
Bylaws;

                             (xviii) file any federal or state income or
franchise tax return unless copies of such returns have been delivered to Parent for its review prior to filing, or agree to any audit assessment by any tax authority, or make any tax election;

                             (xix) license any of the Intellectual Property,
except in the ordinary course of business consistent with past practice;

                             (xx) change any insurance coverage or issue any
certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the date of this Agreement);

                             (xxi) terminate the employment of any Management
Employee;

                             (xxii) make or agree to make any new capital
expenditure or expenditures which are outside the ordinary course of business or inconsistent with past practice, or acquire any assets with a book value in excess of $250,000 individually or $500,000 in the aggregate other than acquisitions of inventory in the ordinary course of business consistent with prior practice;

                             (xxiii) make any material payments outside the
ordinary course of business consistent with past practice;

                             (xxiv) commence a lawsuit other than (A) for the
routine collection of bills, or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit; or

                             (xxv) agree to do any of the things described in
the preceding clauses 4.1(c)(i) through 4.1(c)(xxiv).

                      (d) Regulatory Approvals. Company will execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the transactions provided for in this Agreement and will use all reasonable efforts to obtain, or assist Parent in obtaining, all such authorizations, approvals and consents.

               4.2 Necessary Consents. Company will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 4.1(d), to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Parent and Merger Sub to carry on Company's business after the Closing Date.

               4.3 Litigation. Company will notify Parent in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Company or threatened against it.

               4.4 (a) No Other Negotiations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Section 9, Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger by the Company Stockholders, this Section 4.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition

Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (A) neither Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this
Section 4.4, (B) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company Stockholders under applicable law, (C) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing customary terms reasonably acceptable to Parent, (D) Company gives Parent at least two (2) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (E) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.4 by Company.

                      (b) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal by a third party relating to: (i) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of Company; (iii) any sale, lease, exchange, transfer, license or disposition to a third party of either of the "registry" or "registrar" businesses of Company; or (iv) any liquidation or dissolution of Company.

                      (c) In addition to the obligations of Company set forth in paragraph (a) of this Section 4.4, Company as promptly as reasonably practicable shall advise Parent orally and in writing of any request for non-public information of which Company has knowledge which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry of which Company has knowledge with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                      (d) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within three (3) business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 4.4(a) or this Section 4.4(d). Company shall provide Parent with at least two
(2) business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than twenty-four
(24) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 4.4(d) shall limit Company's obligation to hold and convene the Stockholders Meeting (as defined in Section 4.12) (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

                      For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two (2) step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of Company Capital Stock, on terms that the Board of Directors of Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to Company Stockholders than the terms of the Merger, or (iii) the transfer of all or substantially all of Company's assets; provided, however, that any such offer shall not be deemed to be a "SUPERIOR OFFER" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Company's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

               4.5 Access to Information. Until the Closing Date, and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Company will provide Parent and its agents with full access at reasonable times and upon reasonable notice to the files, books, records and offices of Company, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, real, personal and intangible property, liabilities (contingent and non-contingent) and financial condition reasonably necessary for Parent to complete its diligence review of the products and business to the extent that it does not materially impede the operations of Company and its Subsidiaries. Company will cause their accountants to cooperate with Parent and its agents in making available all financial information reasonably requested, including, without limitation, all working papers pertaining to all financial statements prepared or audited by such accountants.

               4.6 Satisfaction of Conditions Precedent. Company will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

               4.7 Blue Sky Laws. Company shall use all reasonable efforts to assist Parent, to the extent necessary, to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger; provided, however, that Parent shall be responsible for all costs and expenses associated with such compliance.

               4.8 Pooling of Interests Accounting. Company shall use all reasonable efforts not to take any action that would adversely affect the ability of Parent to account for the business combination effected by the Merger as a "POOLING OF INTERESTS." Company shall use all reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a "POOLING OF INTERESTS."

               4.9 Retention of Employees. Company will use all reasonable efforts to retain the employment of the Management Employees and to secure their continued employment after the Closing by Parent, and Company will promptly notify Parent if any of Company's officers becomes aware that any of the Management Employees, or any significant number of other employees, intends to leave its employ.

               4.10 Securities Laws. Company and the Company Stockholders shall use all reasonable efforts to assist Parent, to the extent necessary, to comply with the securities laws of all jurisdictions applicable in connection with the Merger; provided, however, that Parent shall be responsible for all costs and expenses associated with such compliance.

               4.11 Information Statement. Company will deliver to counsel for Parent a draft of an information statement on the date of the execution of this Agreement and within two (2) business days following such date, will send to Company Stockholders such information statement for the purpose of considering and approving this Agreement, the Merger and the transactions contemplated hereby. The information statement, other than information relating to Parent provided by Parent, shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

               4.12 Stockholders Meeting. (a) Company will take all action necessary in accordance with Delaware law and its Certificate of Incorporation and Bylaws to call, notice, convene and hold a meeting of the Company Stockholders (the "STOCKHOLDERS MEETING") to be held as promptly as practicable, and in no event after August 25, 2000, for the purpose of voting upon approval of this Agreement and the Merger. Company will solicit from the Company Stockholders proxies in favor of the approval of this Agreement and the Merger, and will use all reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by Delaware law to obtain such approvals. Company shall ensure that the Stockholders Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Company Stockholders at which any Acquisition Proposal (as defined in Section 4.4) is considered or voted upon. Company will use all reasonable efforts to ensure that all proxies solicited by Company in connection with the Stockholders Meeting are solicited in compliance with the Delaware law, its Certificate of Incorporation and Bylaws, and all other applicable legal requirements. Company's obligation to call, give notice of, convene, hold and conduct the Stockholders Meeting in accordance with this
Section 4.12 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (including a Superior Offer (as defined in Section 4.4), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company to the Company Stockholders to approve this Agreement and the Merger.

                      (b) The Board of Directors of Company shall recommend that the Company Stockholders vote in favor of and approve this Agreement and the Merger at the Stockholders Meeting, subject to Section 4.4; and the information statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of and approve this Agreement and the Merger at the Stockholders Meeting.

               4.13 Employee Plans. Upon the request of Parent, Company will terminate any Employee Plan immediately prior to the Effective Time.

               4.14 Company Affiliates Agreements. As the Merger is intended to accounted for as a "POOLING OF INTERESTS," Company will cause each of its affiliates (including each of its executive officers and directors and each holder of more than ten percent of its capital stock) to sign and deliver to Parent, on or prior to the Closing Date, a written agreement (the "COMPANY AFFILIATES AGREEMENT"), in the form of Exhibit E.

               4.15 Confirmation of Equity Interests. Prior to the Effective Time (and, in the case of any convertible securities which are to be converted, or warrants which are to be exercised, prior to the Effective Time, prior to such conversion or exercise), Company will provide Parent with such information and documents as Parent may from time to time reasonably request with respect to the calculations of antidilution adjustments, dividends and share and warrant issuances that are reflected in the Disclosure Schedule, including written confirmation by the holder of any Company Capital Stock that such holder concurs with such calculations insofar as they apply to such holder. If any person shall notify Company of its election to exercise any warrants or convert any convertible securities of Company prior to the Effective Time, Company shall notify Parent in writing of such exercise or conversion prior to issuing or delivering any shares of Company Capital Stock upon such exercise or conversion, and, if requested by Parent, shall not deliver any such shares of Company Capital Stock until the holder of the warrant being exercised, or the security being converted, has confirmed to Company and Parent that such holder concurs with such calculation.


        5. COVENANTS OF PARENT

               During the period from the date of this Agreement until the Closing, Parent covenants to and agrees with Company as follows:

               5.1 Advice of Changes. Parent will promptly advise Company in writing, to the extent of the knowledge of Parent's Chief Executive Officer or President, Systems Group and Chief Financial Officer, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Parent contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and
(b) of any material adverse change in Parent's financial condition, properties, assets, liabilities, business or results of operations.

               5.2 Regulatory Approvals. Parent will execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Parent will use all reasonable efforts to obtain all such authorizations, approvals and consents.

               5.3 Necessary Consents. Parent shall use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 5.2, to facilitate and allow the consummation of the transactions provided for herein.

               5.4 Satisfaction of Conditions Precedent. Parent will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Parent will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

               5.5 Securities Laws. Parent shall use all reasonable efforts to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

               5.6 Litigation. Parent will notify Company in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Parent or threatened against it that, if determined adversely to Parent, may reasonably be expected to have a material adverse effect on Parent.

               5.7 Pooling of Interests Accounting. Parent shall use all reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a "POOLING OF INTERESTS." Parent shall use all reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a "POOLING OF INTERESTS."

               5.8 Nasdaq Quotation. Parent will cause the Parent Ordinary Shares to be issued to the Company Stockholders hereunder to be authorized for quotation on the Nasdaq National Market.

               5.9 Parent Affiliates Agreements. As the Merger is intended to accounted for as a "POOLING OF INTERESTS," Parent will cause each of its affiliates to sign and deliver to Parent, on or prior to the Closing Date, a written agreement (the "PARENT AFFILIATES AGREEMENT"), in the form of Exhibit F.

               5.10 Registration Rights Agreement. Parent will sign and deliver to Company Stockholders, on or prior to the Closing Date, the Registration Rights Agreement.

               5.11 Company Employee Matters; Stock Options.

                      (a) Following the Effective Time, Parent shall, subject to compliance with applicable law, arrange for each employee of Company or any Subsidiary of Company to participate in any counterpart Parent Employee Plan (which shall mean all plans, programs and arrangements that are maintained by Parent or its Subsidiaries at the Effective Time) in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with Company or any of its Subsidiaries (and service otherwise credited by Company or any Company Subsidiary) prior to the Effective Time for all purposes for which services was recognized under Company Employee Plans including, but not limited to, eligibility to participate, vesting and to the extent not duplicative, of benefits received under such Company Employee Plan, the amount of benefits, (ii) such participants and their dependents (to the extent that the terms and conditions of each Company Employee Plan provided for coverage and/or benefits of eligible employees' dependents) shall participate in Parent Employee Plans on terms no less favorable to those offered by Parent to employees of Parent, and (iii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such Company participants and their eligible dependents and shall provide each such participant with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under all Parent Employee Plans in which such participants are eligible to participate after the Effective Time. Notwithstanding any of the foregoing provisions of this Section 5.10, none of the provisions of this Section shall operate to duplicate any benefit provided to any employee of Company or the funding of any such benefit.

                      (b) Following the date of this agreement, the executive officers of Parent and Company shall consult in good faith with each other with a view to determining an appropriate number of Parent Ordinary Shares to be subject to options that would granted to employees of Company who remain employed with Company after the Closing; provided that Parent shall be entitled to condition the grant of such options on the execution by each employee of an amendment to such employee's employment agreement or severance agreement (if such employee shall be a party to any such agreement) to confirm that the Merger and the transactions contemplated thereby do not constitute "Good Reason" or trigger any severance obligations on the part of Company under such agreement and/or to amend the definition of "Cause" in such agreement, in each case on terms consistent with those set forth in the Employment Agreement Amendments. Such options shall be allocated among such employees of Company after the Closing in such manner as Parent shall determine on or before the Closing as set forth in Exhibit 5.10(b) to be added at the Closing to this Agreement, but such allocation shall take into account Parent's compensation and share option guidelines, including size of grant and customary vesting restrictions, for like positions, and have a per share exercise price equal to the fair market value of one Parent Ordinary Share as of the date of grant.

        6. CLOSING MATTERS

               6.1 The Closing. Subject to termination of this Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on August 31, 2000 at 10:00 a.m., Pacific Time, or, if all conditions to Closing have not been satisfied or waived by such date, on November 30, 2000 or at such other place, time and date as Company and Parent may mutually select (the "CLOSING DATE"). As soon as practicable after the Closing, the Certificate of Merger will be filed in the office of the Delaware Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

               6.2 Conversion of Shares.

                      (a) As of the Effective Time, all shares of Company Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be automatically converted into the right to receive from Parent, and shall be exchangeable for, the number of Parent Ordinary Shares and cash determined as set forth in Section 1.2, subject to Section 1.2(d), 1.2(f) and 1.3 hereof.

                      (b) Exchange of Certificates. At the Effective Time, each certificate representing outstanding shares of Company Common Stock will represent the right to receive share certificates covering the number of Parent Ordinary Shares as determined pursuant to Section 1.2 hereof, subject to Sections 1.2(d), 1.2(f) and 1.3, for which such shares of Company Common Stock have been exchanged, and such Parent Ordinary Shares will be registered in the name of the holder of such certificate at the Effective Time. Parent shall make available to EquiServe L.P. (the "EXCHANGE AGENT") certificates representing Parent Ordinary Shares to be issued in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.2(f). As soon as practicable after the Effective Time (and in any event no later than ten (10) business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") and which shares were converted into Parent Ordinary Shares pursuant to Section 1.2, (i) a letter of transmittal in substantially the form attached hereto as Exhibit G, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent (the "AFFIDAVIT") to the Exchange Agent or to such other agent or agents as may be appointed by Parent and reasonably satisfactory to Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent or its transfer agent will deliver to each tendering holder of a Certificate or an Affidavit (a "TENDERING COMPANY HOLDER"), certificates for the number of Parent Ordinary Shares to which such holder is entitled pursuant to Section 1.2, subject to the provisions of Section 1.2(f); and (b) Parent or its transfer agent will pay by check to each Tendering Company Holder cash in the amounts payable in accordance with Section 1.2(f).

                      (c) All share certificates covering the number of Parent Ordinary Shares as determined pursuant to Section 1.2, subject to Section 1.2(d), 1.2(f) and 1.3 hereof (and, if applicable, cash in lieu of fractional shares) to be delivered upon the surrender of Certificates in accordance with the terms hereof will be delivered to the registered holder of such Certificate. After the Effective Time, there will be no further registration of transfers of the shares of Capital Stock on the stock transfer books of Company.

                      (d) Subject to Section 6.2(c) hereof, until Certificates representing Company Common Stock, outstanding prior to the Merger are surrendered pursuant to Section 6.2(b) above, such Certificates will be deemed, for all purposes, to evidence only ownership of (i) the right to receive share certificates covering the number of Parent Ordinary Shares for which the shares of Company Common Stock have been exchanged, and (ii) if applicable, cash in lieu of fractional shares.

               6.3 Appraisal Rights. If holders of Company Common Stock are entitled to appraisal rights pursuant to Delaware Law in connection with the Merger, any Dissenting Shares will not be converted into the right to receive Parent Ordinary Shares, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company shall give Parent prompt notice (and in no event more than two (2) business days) of any demand received by Company for appraisal of Company Common Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand and, except with the prior written consent of Parent, Company will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Company Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares (a "DISSENTING STOCKHOLDER"), Parent shall, as of the later of the Effective Time or ten (10) business days from the occurrence of such event, allot, issue and deliver, upon surrender by such Dissenting Stockholder of its Certificate(s), the Parent Ordinary Shares and any cash payment in lieu of fractional shares, in each case without interest, thereon, to which such Dissenting Shareholder would have been entitled to under Section 1.3 hereof.

        7. CONDITIONS TO OBLIGATIONS OF COMPANY

               The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in writing signed on behalf of Company by Company's President or Chief Financial Officer):

               7.1 Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in Section 3 shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing (except for any failure to be true and accurate solely as a result of the occurrence of any facts or circumstances that could not reasonably be expected to have a Material Adverse Effect on Company), and Company shall have received a certificate dated the Closing Date to such effect executed on behalf of Parent by a duly authorized officer.

               7.2 Covenants. Parent shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and Company shall have received a certificate dated the Closing Date to such effect executed on behalf of Parent by a duly authorized officer.

               7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

               7.4 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Company by Parent or Company.

               7.5 No Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Parent that has not been previously disclosed to Company prior to the date of this Agreement.

               7.6 Absence of Material Change. There shall not have been any Material Adverse Change with respect to Parent.

               7.7 Opinion of Parent's Counsel. Company shall have received from Allen & Gledhill, Singapore counsel to Parent, an opinion substantially in the form of Exhibit H.

               7.8 Registration Rights Agreement. Parent shall have executed and delivered to the Company Stockholders the Registration Rights Agreement.

               7.9 Debt. All Debt shall have been satisfied and paid in full in the amounts specified in the pay off letters specified in Section 8.13 (except that Parent shall not be required to pay any prepayment fees or penalties in connection with the payment of such Debt in excess of the amounts set forth in
Schedule 8.14).

        8. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

               The obligations of Parent and Merger Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent and Merger Sub, but only in writing signed on behalf of Parent and Merger Sub by Parent's Chief Executive Officer, President, Systems Group or Chief Financial Officer):

               8.1 Accuracy of Representations and Warranties. Subject to
Section 10.2(a), the representations and warranties of Company set forth in
Section 2 shall be true and accurate in all material respects as of the Closing with the same force and effect as if they had been made at the Closing (except for any failure to be true and accurate solely as a result of the occurrence of any facts or circumstances that could not reasonably be expected to have a Material Adverse Effect on Company) and Parent shall have received a certificate to such effect executed on behalf of Company by its President.

               8.2 Covenants. Company shall have performed and complied in all material respects with all of their covenants contained in Section 4 on or before the Closing and Parent shall have received a certificate to such effect signed on behalf of Company by its President.

               8.3 Absence of Material Adverse Change. There shall not have been any Material Adverse Change with respect to Company.

               8.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

               8.5 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Company by Parent or Company.

               8.6 Documents. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Company, and for Parent to consummate the transactions contemplated hereby, including consents to the transactions contemplated hereby from each party identified on Schedule 8.5.

               8.7 No Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Company that has not been previously disclosed to Parent herein.

               8.8 Opinion of Company Counsel. Parent shall have received from Parker Chapin LLP, counsel to Company, an opinion substantially in the form of
Exhibit I.

               8.9 Requisite Approvals; Dissenting Shares Limitation. The principal terms of this Agreement and the Certificate of Merger shall have been approved and adopted by the requisite vote or written consent or vote of the Company Stockholders and the number of dissenting shares of Company shall not exceed 3% of the total number of outstanding shares of Company Common Stock.

               8.10 Opinion of Parent's and Company's Accountants. Parent shall have received (a) from Arthur Andersen LLP a "POOLING LETTER" in form reasonably acceptable to Parent as to the availability of pooling of interest accounting for the Merger, and (b) from Ernst & Young LLP a "POOLABILITY LETTER," in form reasonably acceptable to Parent (and which may be addressed to Company), concerning the absence of circumstances pertaining to Company that could prevent the Merger from qualifying for pooling of interests accounting.

               8.11 Employment Agreement Amendments. Parent shall have received executed Employment Agreement Amendments from each individual identified in
Schedule 2.33, and such Employment Agreement Amendments shall remain in full force and effect.

               8.12 Investment Representation Letters; Exemptions Available. Parent shall have received an executed counterpart of the Investment Representation Letter executed by each Company Stockholder other than dissenting stockholders.

               8.13 Debt. Company shall have received payoff letters from each holder of Debt stating that such Debt may be paid in full without penalty (except as disclosed in the Disclosure Schedule) and the amount of such Debt due to such holder at the Effective Time, and acknowledging that, upon payment, such Debt shall be paid in full and all liens shall be released.

               8.14 Conversion of Preferred Stock. All Company Preferred Stock shall have converted into Company Common Stock in accordance with the terms of Company's Certificate of Incorporation (except the Series C Preferred Stock, all of which shall be contributed to the capital of Company at or prior to the Closing).

               8.15 Exercise or Redemption of Warrants. All holders of nonredeemable warrants to purchase shares of Company Capital Stock shall have exercised such warrants, and Company shall have redeemed all redeemable warrants to purchase shares of Company Capital Stock.

               8.16 Termination of Stockholders Agreements and Registration Rights Agreements. Company and each Company Stockholder who is a party to a stockholders agreement, registration rights agreement or similar agreement shall have amended such agreements to terminate the rights of Company Stockholders and the obligations of Company under such agreements.

               8.17 Company Affiliates Agreements. Each affiliate of Company shall have signed and delivered to Parent a Company Affiliates Agreement.

               8.18 Exemptions Available. Parent must be reasonably satisfied that there are not more than thirty-five (35) Company Stockholders who are not "accredited investors" within the meaning of Regulation D promulgated under the Securities; and must be reasonably satisfied that the issuance of Parent Ordinary Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act by virtue of the exemptions provided by
Section 4(2) of the Securities and/or Regulation D under the Securities Act and any exemptions from the registration and/or qualification requirements of all applicable state "blue sky" securities laws.

        9. TERMINATION OF AGREEMENT

               9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger by the stockholders of Company:

                      (a) by the mutual written consent of Parent and Company;

                      (b) by either Parent or Company if all conditions to such party's obligations to consummate the transactions contemplated hereby have not been satisfied or waived, and the Closing has not occurred, on or before November 30, 2000; provided, however, that this provision shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                      (c) By Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of Company Stockholders) if a Triggering Event (as defined below) shall have occurred;

                      (d) by Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation of Parent will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Parent and which Parent fails to cure within a reasonable time, not to exceed ten (10) days, after written notice thereof (except that no cure period will be provided for a breach by Parent which by its nature cannot be cured);

                      (e) by Parent, if there has been a breach by Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Company, or if any representation of Company will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Company and which such Company fails to cure within a reasonable time, not to exceed ten (10) days, after written notice thereof (except that no cure period will be provided for a breach by a Company which by its nature cannot be cured);

                      (f) by either Company or Parent, if the approval and adoption of this Agreement, and the approval of the Merger, by the Company Stockholders shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company Stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Company where the failure to obtain the Company Stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

                      (g) by Company or Parent, if (i) the Certificate of Merger is not filed in the office of the Delaware Secretary of State by November 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(g)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such events to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or (ii) a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

                      Any termination of this Agreement under clauses (b) through (g) of this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto. For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger; (ii) Company shall have failed to include in the information statement the recommendation of the Board of Directors of Company in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of adoption and approval of this Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; and (iv) Company shall have materially breached any of the provisions of Section 4.4.

               9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3 and
Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or any willful breach of any representation or warranty of this Agreement.

               9.3 Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 9.1(c), 9.1(e) or 9.1(f) Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a fee equal to $29.0 million in immediately available funds (the "TERMINATION FEE"); provided, that in the case of a termination under Sections 9.1(e) or 9.1(f) prior to which no Triggering Event has occurred, (a) such payment shall be made only if (i) following the date of this

Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (ii) within twelve (12) months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if Company has entered into such an agreement within such nine-month period), and (b) such payment shall be made promptly, but in no event later than two (2) days after the consummation of such Company Acquisition (regardless of when such consummation occurs if Company has entered into such an agreement within such twelve-month period). Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 9.3, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3 shall not be in lieu of damages incurred in the event of breach of this Agreement.

               For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Capital Stock.

        10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

               10.1 Survival of Representations. All representations and warranties of Company contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties to this Agreement, until the Release Date; provided, however, that the representations and warranties of Company under Sections 2.7, 2.9, 2.20, 2.26, 2.27 and 2.28 will remain operative and in full force and effect until the earlier of (a) the date of the completion of the first audit of financial statements following the Effective Time containing combined operations to the extent that the representations and warranties of such Sections relates to an item expected to be encountered in the audit process (in view of the scope of the audit actually conducted with respect to the Financial Statements) or (b) the Release Date. Parent acknowledges and agrees that, from and after the Closing, except for fraud and deliberate malfeasance, its sole remedy against the Company Stockholders for any breach of any representation or warranty set forth in Section 2 of this Agreement is set forth in this Section
10. Parent's representations and warranties set forth in this Agreement shall terminate as of the Closing (without prejudice to any rights the Company Stockholders may have for any violations of applicable law).

               10.2 Agreement to Indemnify.

                      (a) Indemnification by the Company Stockholders.

                             (i) Subject to the limitations set forth in this
Section 10.2, the Company Stockholders will severally indemnify and hold harmless Parent and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter in this Section 10.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, reductions in value, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "DAMAGES") directly or indirectly caused by or arising out of the failure of any of the representations and warranties of Company in Section 2 of this Agreement or in any certificate, document or instrument delivered by or on behalf of Company pursuant hereto or in connection herewith to be true and correct as of the Effective Time or the failure of Company to comply with its covenants pursuant to Section 4 of this Agreement; provided, however, that if the representations and warranties made in the last sentence of Section 2.14, the last sentence of Section 2.21 and Section 2.22(c) are true and correct as of the date of this Agreement but are not true and correct as of the Closing Date, Parent shall have such rights as may be provided under Section 8.1 and Section 9 but shall not have the right to receive indemnification for Damages under this Section 10.2. Subject to the limitations set forth in this Section 10.2, each Company Stockholder with respect to such Stockholder will indemnify and hold harmless Indemnified Persons from and against any and all claims, demands, actions, causes of action, losses, reductions in value, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees directly or indirectly caused by or arising out of an Ownership Loss (as defined in Section 10.2(a)(ii)) (collectively, "STOCKHOLDER DAMAGES").

                             (ii) In seeking indemnification for Damages under
this Section 10.2 the Indemnified Persons shall make no claim for Damages unless and until such Damages aggregate at least $500,000, inclusive of legal fees (the "BASKET"), in which event such Indemnified Person may make claims for Damages in excess of the Basket. To determine the amount of Damages and to determine whether a breach of a representation or warranty has occurred for purposes of this Section 10, and not purposes of determining whether a breach of a representation or warranty has occurred for purposes of Section 8.1, references to the terms "material" and "in all material respects" in Section 2 (except Sections 2.11(a) and 2.12 other than the last two (2) paragraphs of Section 2.12) of this Agreement shall be disregarded, and references to the term "knowledge" in Section 2.22 shall be disregarded. The aggregate liability of each Company Stockholder pursuant to this Section 10.2 other than for Stockholder Damages shall be limited to the Hold-Back Shares to be received by such Company Stockholder in the Merger, with each Hold-Back Share valued at the Closing Price (as defined below), and the aggregate liability of each Company Stockholder pursuant to this Section 10.2 for Stockholder

Damages shall be limited to the Parent Ordinary Shares received by such Company Stockholder in the Merger, with each such Parent Ordinary Share valued at the Closing Price (in each case absent fraud or deliberate malfeasance by Company or such Company Stockholder). As used herein, the term "OWNERSHIP LOSS" means any Stockholder Damages, specified by Parent in the applicable Notice of Claim as being an ownership loss, resulting directly or indirectly from any inaccuracy or misrepresentation in the Investment Representation Letters as to the ownership of shares of Company Capital Stock at the Effective Time. Notwithstanding anything herein to the contrary, the Basket shall not be applicable to any claim by any Indemnified Person for indemnification for any Stockholder Damages or for fraud or deliberate malfeasance.

                      (b) Survival of Claims. Notwithstanding anything to the contrary, if, prior to the Release Date, an Indemnified Person makes a claim for indemnification under this Agreement with respect to a breach of any representation or warranty, then the Indemnified Person's rights to indemnification under this Section 10.2 for such claim shall survive any expiration of such representation or warranty.

                      (c) Indemnification Procedures. Andrew Lipman shall act as representative (the "REPRESENTATIVE") of all Company Stockholders for purposes of the indemnification provisions of this Section 10.2, and is duly authorized to be such Representative and may bind Company Stockholders. Promptly after the receipt by Parent of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, Parent will give the Representative written notice of such claim, damage, legal action or proceeding (a "CLAIM") in accordance with Section 10.2.5. Parent may assert a Claim at any time prior to the Release Date. Within twenty (20) days of delivery of such written notice, the Representative may, at the expense (and on behalf of) the Company Stockholders, elect to dispute any Claim and, in the case of any Claim involving third parties, prosecute such Claim to conclusion or settlement satisfactory to the Representative using counsel reasonably acceptable to Parent.

                      If the Representative makes the foregoing election with respect to Claims of third parties, Parent will have the right to participate at its own expense in all proceedings. If the Representative does not make such election with respect to Claims of third parties, Parent shall be free to handle, subject to the last sentence of this paragraph, the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to Parent, and will provide regular written progress reports to the Representative regarding any such Claim, will permit the Representative at the sole cost of the Representative to participate in such prosecution or defense and will provide the Representative with reasonable access to all relevant information and documentation relating to the Claim and Parent's prosecution or defense thereof. In any case, the party not in control of the Claim will use reasonable efforts to cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Representative defends the Claim) or the Representative (if Parent defends the Claim).

                      In the event that any party to this Agreement elects to contest a Claim against any other party to this Agreement under this Section 10.2, such contest shall be conducted in accordance with Section 11.1 hereof.

                             (i) The Representative shall have the power to act
for Company Stockholders with respect to all transactions contemplated by this Agreement, and in connection with any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with transactions contemplated by this Agreement, including without limitation, the power (A) to act for Company Stockholders with regard to matters pertaining to the indemnification referred to in this Agreement, including the power to compromise any claim on behalf of Company Stockholders and to transact matters of litigation; (B) to do or refrain from doing any further act or deed on behalf of Company Stockholders which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, as fully and completely as each Company Stockholder could do if personally present; and (C) to receive all notices and service of process on behalf of Company Stockholders in connection with any claims or matters under this Agreement.

                             (ii) The Representative or any successor
Representative shall have the power to substitute any other Company Stockholder (with such stockholder's consent) as a successor Representative hereunder, acting with the written consent of each person that, immediately prior to the Effective Time, held more than ten percent of the capital stock of Company (on an as-converted, fully-diluted basis). In the event that the Representative is unable to perform his duties hereunder and unable to substitute a successor Representative by reason of the death or incapacity of the Representative and no substitute Representative has previously been appointed, a substitute Representative shall be appointed by Company Stockholders holding a majority of the voting power of the shares of Company Common Stock as of the date of this Agreement acting with the written consent of each person that, immediately prior to the Effective Time, held more than ten percent of the capital stock of Company (on an as-converted, fully-diluted basis).

                             (iii) The Representative shall act for the Company
Stockholders on all matters set forth in this Agreement in a manner the Representative believes to be in the best interests of Company Stockholders and consistent with his obligations under this Agreement, but the Representative shall not be responsible to Company Stockholders for any loss or damages Company Stockholders may suffer by reason of the performance by the Representative of his duties under the Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement. Company Stockholders agree to indemnify and hold harmless the Representative for any loss or damage arising from the performance of his duties as Representative hereunder, including, without limitation, the cost of any accounting firm or legal counsel retained by the Representative on behalf of Company Stockholders, but excluding any loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.

                             (iv) All actions, decisions and instructions of the
Representative taken, made or given pursuant to the authority granted to the Representative hereunder shall be conclusive and binding upon all of Company Stockholders and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent hereby acknowledges that the Representative may with respect to any particular action, decision or instruction, solicit the consent of Company Stockholders before acting.

                             (v) The provisions of this Section are independent
and severable, shall constitute an irrevocable power of attorney coupled with an interest and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Company Stockholder.

                      (d) Subrogation. In the event that any Company Stockholder shall be obligated to indemnify any Indemnified Person pursuant to this Agreement, Company Stockholder shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Person with respect to the claim to which such indemnification relates.

                      (e) Notice of Claim. Each notice of a Claim by Parent pursuant to this Section 10.2 (the "NOTICE OF CLAIM") will be in writing and will contain the following information:

                             (i) Parent's good faith estimate of the reasonably
foreseeable maximum amount of the alleged Damages or Stockholder Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against Parent, Company or the Surviving Corporation based on alleged facts, which if true, would constitute a breach of Company's or Company Stockholder's representations and warranties); and

                             (ii) A brief description, in reasonable detail (to
the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages or Stockholder Damages based on Parent's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Parent), copies of any formal demand or complaint, and a statement as to whether the Damages relate to Company.

                      (f) Notice of Disputed Claim. Each notice by
Representative that he or it disputes, or elects to contest, a Claim by Parent pursuant to this Section 10.2 (the "NOTICE OF DISPUTE") will be in writing and will contain a description, in reasonable detail of the elements of the Claim that the Representative is disputing and the basis for such objection based on Representative's good faith belief thereof.

               10.3 Reduction of Company Hold-Back Shares.

                      (a) Any Damages for which an Indemnified Person shall be entitled to indemnification pursuant to Section 10.2 will be immediately payable to such Indemnified Person by the reduction of the number of Company Hold-Back Shares by a number equal to the amount of such Damages divided by the closing price of Parent Ordinary Shares as quoted on the Nasdaq National Market on the Closing Date (the "CLOSING PRICE"). Any Stockholder Damages for which an Indemnified Person shall be entitled to indemnification pursuant to Section 10.2 will be immediately payable to such Indemnified Person by the reduction of the number of Company Hold-Back Shares to a Company Stockholder by a number equal to the amount of such Stockholder Damages divided by the Closing Price. In the event of any Claim which the Representative shall, on the Release Date, be disputing pursuant to Sections 10.2(c) and 10.2(f),

Parent shall reduce the number of Company Hold-Back Shares to be issued to Company Stockholders on the Release Date by the Estimated Claim Amount (as defined below) with respect thereto. Upon resolution of such dispute, Parent will issue to each Company Stockholder the number of Hold-Back Shares, if any, that such Company Stockholder would have been entitled to receive had such dispute been resolved prior to the Release Date, but which were not issued to such Company Stockholder on the Release Date as a result of the preceding sentence. All indemnification obligations of Company Stockholders under this
Section 10 shall be allocated proportionately among Company Stockholders pro rata based on the gross consideration payable to each Company Stockholder under
Section 1.1, subject to the limitations contained in this Section 10, and except that Stockholder Damages shall be allocated entirely and solely to the Company Stockholder or Stockholders obligated to indemnify the Indemnified Persons therefore. "ESTIMATED CLAIM AMOUNT" means (i) Parent's good faith estimate of the Damages or Stockholder Damages claimed under any disputed Claim unresolved as of the Release Date, divided by (ii) the Closing Price.

                      (b) An Indemnified Person may reduce the number of Company Hold-Back Shares in accordance with the terms of this Agreement, without first making any other Claims directly against Company Stockholders, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any Claim. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder.

                      (c) Parent will allot and issue the Company Hold-Back Shares (reduced as provided in Section 10.3(a) above, if applicable) to Company Stockholders on the Release Date (or such later date as provided in Section 10.3(a) in the event of any Claim which the Representative shall, on the Release Date, be disputing pursuant to Section 10.2(c), and which is subsequently determined in favor of the Company Stockholders) in accordance with Section 1.1, and Parent will take such action as may be necessary to cause share certificates to be issued in the name of Company Stockholders and deliver such share certificates to Company Stockholders promptly, and in any event within twenty
(20) days, after the Release Date. Cash will be paid in lieu of fractions of Parent Ordinary Shares as provided in Section 1.2. It is hereby acknowledged and agreed that the Company Hold-Back Shares will not be represented by share certificates and will remain as unissued Parent Ordinary Shares until the Release Date (or such later time as such shares are issued pursuant to this Section).

        11. MISCELLANEOUS

               11.1 Governing Law; Dispute Resolution. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in Denver, Colorado, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                      (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                      (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                      (c) Payment of Costs. Parent and Company Stockholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                      (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                      (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages.

                      (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                      (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

                      (h) Specific Performance. Notwithstanding the provisions contained in this Section 11.1 to the contrary, any party hereunder may seek equitable relief in connection with any dispute or Claim it may have under this Agreement or under any agreement or instrument delivered in connection with this Agreement pending the determination of such dispute or Claim, including, without limitation, the right of specific performance and injunctive relief giving effect to its rights under this Agreement or such other agreement or instrument. The parties agree that the resolution of such dispute or Claim shall be enforceable by a court of equity by a decree of specific performance or as otherwise directed.

               11.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               11.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

               11.5 Other Remedies. Except as otherwise provided herein, and subject to Section 9.3 and Section 10.1, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

               11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by writing signed by each party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of Company Stockholders.

               11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

               11.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, Parent will



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
pay at the Closing the reasonable investment banking, accounting and attorneys' fees and expenses and other fees and expenses incurred by Company that is solely related to the Merger, not to exceed a total of $3.0 million. If for any reason Parent pays any amounts in excess of the foregoing limit, Parent will be entitled to be reimbursed by Company Stockholders for such payment and, if not so reimbursed, Parent will be entitled to treat the amount of payment as Damages recoverable under Section 10.2, without giving effect to the first sentence of
Section 10.2(a)(ii).

               11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the fifth business day following deposit in the U.S. mails, addressed as follows:

                      (a)    If to Parent:

                             Flextronics International Ltd.
                             2090 Fortune Drive
                             San Jose, CA 95131
                             Attention:  President, Systems Group and
                                         Chief Financial Officer
                             Phone: (408) 576-7000
                             Fax: (408) 526-9215

                             with a copy to:

                             Fenwick & West LLP
                             275 Battery, Suite 1500
                             San Francisco, CA 94111
                             Attention:  David K. Michaels, Esq.
                             Phone: (415) 875-2300
                             Fax: (415) 281-1350

                      (b)    If to Company:

                             Chatham Technologies, Inc.
                             One Westbrook Corporate Center
                             Suite 500
                             Westchester, IL 60154
                             Attention:  Mr. Daniel L. Timm
                             Phone: (708) 836-4952
                             Fax: (708) 492-0358



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
                             with a copy to:

                             Parker Chapin LLP
                             405 Lexington Avenue
                             New York, NY  10174
                             Attention:  Edward R. Mandell, Esq.
                             Phone: (212) 704-6000
                             Fax: (212) 704-6288

                      (c)    If to the Representative:

                             Mr. Andrew Lipman
                             c/o Kidd & Company, LLC
                             Three Pickwick Plaza
                             Greenwich, CT  06830
                             Phone: (203) 661-0070
                             Fax: (203) 661-1839

                             with a copy to:

                             Parker Chapin LLP
                             405 Lexington Avenue
                             New York, NY  10174
                             Attention:  Edward R. Mandell, Esq.
                             Phone: (212) 704-6000
                             Fax: (212) 704-6288

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

               11.10 Stamp Duty. Any stamp duty, transfer tax or similar tax payable in connection with the transfer of Company Common Stock by any Company Stockholder shall be payable by such Stockholder.

               11.11 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit will mean a section in, schedule to, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

               11.12 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by another party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

               11.13 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement. Notwithstanding the provisions in this Section 11.13 to the contrary, following the Effective Time, (a) Company Stockholders shall be third-party beneficiaries of the obligations of Parent under this Agreement; provided that, in enforcing such rights, each Company Stockholder may act only through the Representative, and (b) holders of Company Options at the Effective Time shall be third-party beneficiaries of the obligations of Parent under Section 1.4 of this Agreement.

               11.14 Public Announcement. Upon or following execution of this Agreement, Parent may issue a press release, previously reviewed by Company and with Company's consent, announcing the Merger, it being understood, however, that Company may make such private announcements to its employees and such customers as may be approved in writing by Parent concerning the subject matter of this Agreement that it deems are reasonably necessary or advisable to carry into effect the transactions contemplated hereby. Thereafter, Parent may issue such press releases, and make such other disclosures regarding the Merger, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules; provided, however, that Company and its counsel will have a reasonable opportunity to review any such disclosure to be made before the Effective Time prior to its issuance.

               11.15 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize all reasonable efforts to satisfy all the conditions to Closing on or before August 31, 2000.

               11.16 Entire Agreement. This Agreement, the Company Ancillary Agreements, the Parent Ancillary Agreements, the Merger Sub Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

               11.17 Effect of Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one of such Schedules shall be deemed to be disclosed in any other Schedules to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other Schedules.

               11.18 Mutual Drafting. This Agreement is the joint product of Parent, Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Parent and Company and shall not be construed for or against any party thereto.

               11.19 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



FLEXTRONICS INTERNATIONAL LTD.         CHATHAM TECHNOLOGIES, INC.



By: /s/ Robert R.B. Dykes              By: /s/ Ross Manire
    --------------------------------       -------------------------------------
Name: Robert R.B. Dykes                Name: Ross Manire
Title: President, Systems Group        Title: Chief Executive Office
       and Chief Financial Officer




CHATHAM ACQUISITION CORP.


By:  /s/ Timothy Stewart
   ---------------------------------
Name: Timothy Stewart
Title: Secretary



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]



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